Exhibit 99.1

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors mdaniel@bassettfurniture.com

For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results and Discusses Sale of Zenith Assets

(Bassett, Va.) – January 31, 2022 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fourth quarter ended November 27, 2021 and discusses the previously announced sale of the assets of Zenith Freight Lines, LLC for $87 million in cash.

Fiscal 2021 Fourth Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	4th Qtr		Dollar	%	4th	% of	4th Qtr	% of
	2021	2020	Change	Change	2021	Sales	2020	Sales
Consolidated (1)	$129.9	$118.4	$11.5	9.7%	$7.1	5.5%	$10.0	8.4%

Wholesale	$76.0	$67.5	$8.5	12.8%	$2.9	3.8%	$5.9	8.7%

Retail	$66.4	$64.8	$1.6	2.5%	$3.4	5.1%	$2.5	3.9%

Logistical Services	$23.5	$20.7	$2.8	13.5%	$0.5	2.1%	$1.2	5.8%

(1)

Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income (loss).

Our fourth quarter concluded another turbulent year for the industry with a consolidated sales increase of 9.7%, coming in at $129.9 million. Although incoming wholesale orders did slow from 2020’s torrid pace, fourth quarter written orders were 8.7% ahead of 2019. Despite ongoing supply chain complications, we were able to slightly reduce our backlog at year end measured against the end of our third quarter. Nevertheless, we ended the year with a wholesale backlog of $90.1 million compared to $54.9 million in 2020 and $20.0 million in 2019. Raw material stock outages have improved somewhat since the end of November, making way for further reduction of the wholesale backlog to start 2022.

Operating profit of $7.1 million was behind last year due to margin pressure in our wholesale and logistics operations and higher spending levels, primarily related to technology initiatives. I am especially pleased that we generated $26.0 million of operating profit for the full year, the most since 2017, despite the aforementioned margin pressures. For the past five quarters, we have sought to combat ceaseless raw material and ocean freight increases with wholesale price increases of our own; passed along to our customers. Unfortunately, our spiraling costs coupled with late shipments from our suppliers have eroded our wholesale margins as we continue to produce goods today with higher material costs than they had when the finished goods were sold months ago. This dynamic will remain with us for the first few months of 2022 as we whittle the backlog down to normalized levels and our pricing becomes current with our costs. We hope the pace of cost increases has slowed such that future wholesale price increases will be at a more normal level. Furthermore, we are experiencing COVID related delays in our wood import business to begin the year as plant schedules have been compromised in Vietnam since a second wave of the virus hit that country this fall.

Supply chain issues also prevented our corporate retail stores from realizing the full benefit of the sales generated over the course of the year. In spite of that, corporate retail grew sales and profits in the fourth quarter and the year by reducing its SG&A costs significantly. Also, for the year, corporate retail gross margins improved by 200 basis points, primarily attributable to lower promotional costs and reduced levels of discounting for obsolescence. This trend continued at a greater level in the fourth quarter and should keep going in 2022.

2021 represented growth for all of our sales channels, led by our open market accounts, customers outside of our corporate and licensed store network. Excluding our Lane Venture outdoor division, total wholesale shipments for the year were comprised of 57% retail sales and 43% open market. Open market shipments grew by 49% compared to last year. Both our Bassett Design Center (BDC) store-within-a-store network and Bassett Club Level motion furniture store accounts were major contributors to this exciting trend. Equally exciting was the progress we made in advancing our position in the outdoor furniture arena. Though experiencing daily disruptions to our production schedule due to poor service from outdoor fabric suppliers, our sales momentum allowed us to partially overcome this handicap and grow our Lane Venture and Bassett Outdoor divisions by 28%.

Looking ahead, we have started a series of initiatives currently underway that are designed to grow Bassett and to make us more competitive in the short- and mid-term. We plan to invest up to $30 million in the business in 2022 in the following areas:

●

Technology – Our digital transformation program is well underway, which includes reformatting our business data with a new Product Information Management package and introducing a new website platform this fall.

●

Retail – We plan to open two new format stores in 2022, one of which will be in a new market while the other store will be a reposition of a store in the Dallas market. We also have plans to remodel at least three others.

●

Manufacturing – New advanced machinery purchases are in process for both our North Carolina upholstery operations and our Virginia based woodworking facilities. We have also invested in new material handling equipment to improve the ergonomic environment of our facilities and to further protect our products on their way to our customers.

●

Outdoor – The domestic aluminum outdoor furniture operation that we acquired in Haleyville, Alabama in 2019 has the potential to significantly contribute to our growth plan. We are negotiating to buy the facility (currently leased) and another adjacent building and continue with the upgrade program that is already underway.

Today we made a joint announcement with J.B. Hunt Transport Services, Inc (J.B. Hunt) to sell Zenith Freight Lines to a subsidiary of J.B. Hunt for $87 million subject to customary closing conditions. We expect to close the deal by the end of February. This transaction will open an exciting new chapter in our quest to provide the highest level of service to our customers. Disruption caused by the pandemic aside, we believe that the consolidation of the traditional “middle mile” segment of specialized furniture carriers is inevitable. There are already much fewer of these providers today than were in existence a few years ago. Accordingly, this thinking led us to seriously consider selling Zenith to J. B. Hunt when the initial overtures were made last year. As due diligence progressed, we came to understand the benefits that the scale of J.B. Hunt could provide in terms of equipment, technology, driver recruitment, intermodal transportation, and warehousing density. As we became more familiar with their management team and developed respect for them, we became convinced that they were the right partners for our vision to build out a nationwide network of Regional Fulfillment Centers that could serve as local warehouses for our “Make, Then Sell” stocking assortment while serving as cross docks for our “Sell, Then Make” custom programs that have been so successful for us for so long. The idea is to reduce costs to our customers and get them their goods faster, while providing more visibility to the status of their shipment in the process. We plan to open the first of these new facilities in Florida this spring and we are working on every aspect of the model that will be required to allow our new logistics strategy to serve as a linchpin for future wholesale and retail growth for Bassett. We are extremely enthusiastic about the potential to better serve our customers with the 50-year accumulated furniture know-how of Zenith in combination with the power of the JB Hunt platform.

Of course, there are additional considerations brought on by today’s announcement for Bassett. In light of the cash value of the transaction where we expect to net in the neighborhood of $65 million after taxes, our Board of Directors and Management will evaluate appropriate capital allocation strategies which may include any or all of the following:

●	Payment of a special dividend
●	Increase in the regular quarterly dividend
●	Investment in a strategic acquisition or other partnership
●	Increase in the share repurchase authorization
●	Increase in capital investment in the business

Our business has notably improved since the return from the first phase of COVID in May 2020. Sales have grown and we have developed new capabilities and new sales channels, particularly with our Club Level motion line and with a deepening commitment to the outdoor furniture category. The partnership with J.B. Hunt and the upcoming investments in technology and new growth strategies represent a tremendous opportunity for us to build on the successful elements of our business and to augment them with new products, better technology, and higher levels of service. We will provide additional insights into our business and capital allocation strategies after the transaction with J.B. Hunt closes.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 96 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2021, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

Table 1

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 27, 2021		November 28, 2020		November 27, 2021		November 28, 2020
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$114,364		$105,389		$430,886		$337,672
Logistical services	15,532		12,994		55,648		48,191
Total sales revenue	129,896	100.0%	118,383	100.0%	486,534	100.0%	385,863	100.0%

Cost of furniture and accessories sold	56,373	43.4%	50,427	42.6%	209,799	43.1%	163,567	42.4%

Selling, general and administrative expenses	51,357	39.5%	46,178	39.0%	196,831	40.5%	176,404	45.7%
Cost of logistical services	15,057	11.6%	11,729	9.9%	53,905	11.1%	46,910	12.2%
Asset impairment charges	-	0.0%	-	0.0%	-	0.0%	12,184	3.2%
Goodwill impairment charge	-	0.0%	-	0.0%	-	0.0%	1,971	0.5%
Litigation expense	-	0.0%	-	0.0%	-	0.0%	1,050	0.3%
Income (loss) from operations	7,109	5.5%	10,049	8.5%	25,999	5.3%	(16,223)	-4.2%

Other income (loss), net	(743)	-0.6%	(133)	-0.1%	(1,759)	-0.4%	(563)	-0.1%
Income (loss) before income taxes	6,366	4.9%	9,916	8.4%	24,240	5.0%	(16,786)	-4.4%

Income tax provision (benefit)	1,325	1.0%	3,373	2.8%	6,198	1.3%	(6,365)	-1.6%
Net income (loss)	$5,041	3.9%	$6,543	5.5%	$18,042	3.7%	$(10,421)	-2.7%

Basic earnings (loss) per share	$0.52		$0.65		$1.83		$(1.05)

Diluted earnings (loss) per share	$0.52		$0.65		$1.83		$(1.05)

Table 2

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 27, 2021	November 28, 2020
Assets
Current assets
Cash and cash equivalents	$34,374	$45,799
Short-term investments	17,715	17,715
Accounts receivable, net	28,168	22,340
Inventories, net	78,004	54,886
Recoverable income taxes	8,379	9,666
Other current assets	13,644	10,272
Total current assets	180,284	160,678

Property and equipment, net	94,066	90,917

Other long-term assets
Deferred income taxes, net	3,189	4,587
Goodwill and other intangible assets	23,448	23,827
Right of use assets under operating leases	114,148	116,903
Other	6,525	5,637
Total long-term assets	147,310	150,954
Total assets	$421,660	$402,549

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$28,324	$23,426
Accrued compensation and benefits	15,934	16,964
Customer deposits	51,492	39,762
Current portion of operating lease obligations	27,693	27,078
Other current liabilities and accrued expenses	10,776	11,141
Total current liabilities	134,219	118,371

Long-term liabilities
Post employment benefit obligations	12,968	12,089
Long-term portion of operating lease obligations	105,841	111,972
Other long-term liabilities	5,900	2,087
Total long-term liabilities	124,709	126,148

Stockholders’ equity
Common stock	48,811	49,714
Retained earnings	115,631	109,710
Additional paid-in-capital	113	-
Accumulated other comprehensive loss	(1,823)	(1,394)
Total stockholders' equity	162,732	158,030
Total liabilities and stockholders’ equity	$421,660	$402,549

Table 3

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended
	November 27, 2021	November 28, 2020
Operating activities:
Net income (loss)	$18,042	$(10,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,597	13,480
Gain on lease modification	(37)	(1,313)
Net (gain) loss on disposals of property and equipment	(367)	(81)
Asset impairment charges	-	12,184
Goodwill impairment charges	-	1,971
Inventory valuation charges	2,969	4,922
Bad debt valuation charges (recoveries)	(156)	492
Deferred income taxes	1,545	2,513
Other, net	765	(51)
Changes in operating assets and liabilities
Accounts receivable	(5,672)	(1,454)
Inventories	(26,087)	6,494
Other current and long-term assets	(2,241)	(9,325)
Right of use assets under operating leases	26,243	32,107
Customer deposits	11,730	14,421
Accounts payable and other liabilities	2,153	5,965
Obligations under operating leases	(28,921)	(35,229)
Net cash provided by operating activities	14,563	36,675

Investing activities:
Purchases of property and equipment	(10,750)	(6,029)
Proceeds from sale of property and equipment	382	2,345
Purchase of investments	-	(295)
Proceeds from maturity of short-term investments	-	16
Other	(1,203)	216
Net cash used in investing activities	(11,571)	(3,747)

Financing activities:
Cash dividends	(7,689)	(4,544)
Proceeds from the exercise of stock options	42	-
Other issuance of common stock	363	285
Repurchases of common stock	(5,566)	(2,208)
Taxes paid related to net share settlement of equity awards	(219)	(228)
Repayments of finance lease obligations	(1,348)	(121)
Net cash used in financing activities	(14,417)	(6,816)
Change in cash and cash equivalents	(11,425)	26,112
Cash and cash equivalents - beginning of period	45,799	19,687
Cash and cash equivalents - end of period	$34,374	$45,799

Table 4

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Sales Revenue
Wholesale sales of furniture and accessories	$75,958	$67,487	$295,329	$221,075
Less: Sales to retail segment	(27,967)	(26,881)	(112,270)	(95,347)
Wholesale sales to external customers	47,991	40,606	183,059	125,728
Retail sales of furniture and accessories	66,373	64,783	247,827	211,944
Consolidated net sales of furniture and accessories	114,364	105,389	430,886	337,672

Logistical services revenue	23,452	20,736	86,977	75,158
Less: Services to wholesale segment	(7,920)	(7,742)	(31,329)	(26,967)
Logistical services to external customers	15,532	12,994	55,648	48,191
Total sales revenue	$129,896	$118,383	$486,534	$385,863

Operating Income (Loss)
Wholesale	$2,868	$5,932	$17,490	$4,587
Retail	3,381	2,507	7,044	(9,497)
Logistical services	476	1,230	1,743	1,245
Inter-company elimination	384	380	(278)	2,647
Asset impairment charges	-	-	-	(12,184)
Goodwill impairment charge	-	-	-	(1,971)
Litigation expense	-	-	-	(1,050)
Consolidated	$7,109	$10,049	$25,999	$(16,223)